Neah Power Systems Announces Purchase Order from DRDO, India For PowerChip® Product

Multi-unit purchase order signals technology acceptance from Defense Research and Development Organization, Government of India

BOTHELL, WA

November 12, 2013.

Neah Power Systems, Inc., (NPWZ.OB) http://www.neahpower.com, a developer of award-winning energy products announced today that it had received a $172,000 order for multiple units of Neah Power’s PowerChip® product from the DRDO, Government of India, with ship dates on or around Jan 10 2014.

Dr. D’Couto, President and CEO of Neah Power Systems stated, “This is a significant milestone for the Company. This sovereign entity has evaluated the technology, both at their facilities and at our facilities, and this order further validates the unique value proposition of Neah’s products, especially for aggressive defense oriented applications. As a follow up to this shipment, we are currently in discussions regarding a licensing agreement with the DRDO for defense applications in India.”

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About Neah Power

Neah Power Systems, Inc., (NPWZ.OB) is an innovator of cutting-edge power solutions for the military, transportation and portable electronics industries. Neah Power’s long-lasting, efficient, and safe solutions include patent-pending micro fuel cells that enable higher power densities in compact form-factors at a lower cost, and that run in aerobic and anaerobic modes. Neah Power was a 2012 ZINO Green Finalist, 2010 WTIA Finalist, and 2010 Best of What’s New Popular Science Award. Contact Neah Power at (425) 424.3324 ext-108 or info@NeahPower.com. Neah Power has named Hitman, Inc., as their current agency of record.

Forward Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, and the Company does not undertake any responsibility to update any of these statements in the future. Please read Neah Power System’s Form 10-K for the fiscal year ended September 30, 2012 and its Quarterly Reports on Form 10-Q filed with the SEC during fiscal 2013 for a discussion of such risks, uncertainties and other factors.

Media Contact:

Steve Brazell

Hitman, Inc. | (212) 300.6026